Exhibit 99.1

PRESS RELEASE

April 28, 2009

CONTACT:	ECB Bancorp, Inc.
Arthur H. Keeney III, President/Chief Executive Officer
(252) 925-9411 (252) 925-8491 facsimile Art.Keeney@ecbbancorp.com

FOR IMMEDIATE RELEASE

ECB Bancorp, Inc. to name

A. Dwight Utz as new CEO effective July 1, 2009.

Engelhard, NC - ECB Bancorp, Inc. (NASDAQ:ECBE) (“ECB” or the “Company”), parent of The East Carolina Bank, said today it will appoint a new President and Chief Executive Officer to succeed Arthur H. Keeney III effective July 1, 2009. The move comes after Mr. Keeney, age 65, announced last fall that he planned to retire in mid-year 2009. ECB said it had been searching for approximately six months for a successor, both internally and across the U.S.

The new CEO will be A. Dwight Utz, a 36-year veteran of the financial services industry. He is currently Executive Vice President/Chief Retail Officer of MidSouth Bancorp, a $1 billion bank holding company in Lafayette, Louisiana. He has also held senior management positions with the former CCNB Bank N.A., a Central Pennsylvania multi-bank holding company with $1.5 billion in assets, and PNC Financial Services Group, Inc., which is headquartered in Pittsburgh, PA, and is one of the largest diversified financial services organizations in the United States with over $291 billion in assets.

Utz, age 55, will be named as President, CEO and a director of both ECB Bancorp, Inc. and the bank effective July 1, 2009.

ECB’s Chairman, R.S. Spencer Jr., stated: “Mr. Keeney is leaving behind a vibrant and well-capitalized bank which has managed to avoid many pitfalls of today’s financial environment. ECB is well positioned for future growth and increased profitability as a result of Mr. Keeney’s contributions during his service here. Mr. Utz comes from large community banks and knows

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what it takes to get to the next level safely and profitably. We believe the bank will be in good hands as we move into the decade leading to our 100th anniversary.”

Dwight Utz, who will be relocating to Hyde County, NC, said in a prepared statement, “I am honored and privileged to have the opportunity to lead this nationally recognized bank with its distinguished history of financial strength and performance in serving the citizens of eastern North Carolina. I look forward to working with the talented and loyal ECB team and to embracing a future that is full of opportunities. Our team’s commitment to ECB’s motto, “Excellence in Community Banking”, will only continue to strengthen the banking communities that we serve.”

Utz is a Westminster, Maryland native and is married to the former Debbye Minori of Mechanicsburg, PA. The couple has two married sons, one grandson, and is expecting another grandson in June. Mr. Utz has been active in civic affairs in all of his previous residences, including American Heart Association, Rotary, Chambers of Commerce and various state banking organizations.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 24 offices covering eastern North Carolina from Currituck to Ocean Isle Beach and Greenville to Hatteras. The Bank also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.